EXHIBIT 99.1


FOR IMMEDIATE RELEASE                         Contact: Traci Young 212-893-2093
                                              Web Site: www.hartmarx.com


          HARTMARX REPORTS 32% INCREASE IN EARNINGS FOR THIRD QUARTER; COMPANY ANTICIPATES 30% - 40% EARNINGS INCREASE FOR FULL YEAR 2005


         CHICAGO, September 27, 2005 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its third quarter and nine months ended August 31, 2005. Third quarter revenues were $152.1 million in 2005 compared to $155.8 million in 2004. Net earnings improved to $6.6 million or $.18 per diluted share in the current period compared to net earnings of $5.0 million or $.14 per diluted share in the third quarter of 2004. For the nine months, revenues increased 1.6% to $441.7 million from $434.8 million in 2004. Net earnings improved to $16.2 million or $.44 per diluted share compared to net earnings of $10.1 million or $.28 per diluted share in 2004.

         Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "We are pleased to have achieved another significant increase in earnings compared to the year earlier period. The noticeable softening in demand from retail customers during August resulted in some shipments being delayed from the third to the fourth quarter. Nonetheless, changes in product mix, efficient utilization of owned manufacturing facilities and refinements to our offshore sourcing have enabled us to improve operating margins for each of the first three quarters."

         "Retail sales have generally been sluggish recently and near-term expectations are being impacted unfavorably by high gas prices and the uncertainty of the aftermath of the hurricanes. We expect that certain of the sales delayed in the third quarter will be realized during our fourth quarter, producing an increase in revenues for the full year at the low end of our previous guidance of a low to mid-single digit increase. Our full year earnings should continue to reflect improved operating margins. We currently anticipate earnings to increase in the range of 30% - 40%, in line with our original guidance at the beginning of the year, but more cautious than our previous mid-year guidance of a 40% - 45% improvement. While external conditions have made us more cautious about retail business in the immediate future, we are confident that for the mid- and long-term, the Company is well-positioned for sustained earnings growth," Mr. Patel concluded.

                                  - - More - -

         Third quarter operating earnings were $12.4 million in 2005 compared to $9.8 million in 2004. For the nine months, operating earnings improved to $31.6 million from $21.3 million in 2004. The increase reflected a higher gross margin rate of 33.8% for the nine months compared to 30.6% in 2004. Selling, general and administrative expenses increased to $119.2 million from $113.4 million in 2004 on the higher sales, increasing as a percentage of sales to 27.0% from 26.1% in 2004. Total debt at August 31, 2005 declined to $117.2 million compared to $132.5 million in the year earlier period. Year-to-date interest expense of $5.1 million increased from $4.6 million in 2004, principally from higher average borrowing rates during most of 2005. The Misook business, acquired at the end of July, 2004, contributed $9.4 million in sales and approximately $.05 to third quarter diluted earnings per share, and $25.3 million in sales and $.12 in diluted earnings per share for the nine months. Last year's third quarter and year-to-date results reflected Misook revenues of approximately $4 million and a positive contribution to diluted earnings per share of $.01.

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Exclusively Misook, Barrie Pace and Aura. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Jeffrey Banks, Jhane Barnes, Andrea Jovine, Lyle & Scott, Golden Bear and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         -- Financial Summary Follows --

                              HARTMARX CORPORATION
                       --- UNAUDITED FINANCIAL SUMMARY --
                    (000's omitted, except per share amounts)

Statement of Earnings                         Three Months Ended August 31,        Nine  Months Ended August 31,
                                                 2005               2004               2005               2004
                                             ------------       ------------       ------------       ------------
Net sales                                      $ 152,134          $ 155,783          $ 441,698          $ 434,779
Licensing and other income                           690                934              1,738              1,837
                                             ------------       ------------       ------------       ------------
                                                 152,824            156,717            443,436            436,616
                                             ------------       ------------       ------------       ------------
Cost of goods sold                               101,758            108,200            292,581            301,909
Selling, general & administrative expenses        38,664             38,750            119,247            113,358
                                             ------------       ------------       ------------       ------------
                                                 140,422            146,950            411,828            415,267
                                             ------------       ------------       ------------       ------------
Operating earnings                                12,402              9,767             31,608             21,349
Interest expense                                   1,757              1,512              5,138              4,634
                                             ------------       ------------       ------------       ------------
Earnings before taxes                             10,645              8,255             26,470             16,715
Tax provision                                     (4,060)            (3,265)           (10,255)            (6,605)
                                             ------------       ------------       ------------       ------------
Net earnings                                   $   6,585          $   4,990         $   16,215          $  10,110
                                             ============       ============       ============       ============

Earnings per share:
   Basic                                           $ .18              $ .14              $ .45              $ .29
   Diluted                                         $ .18              $ .14              $ .44              $ .28

Average shares: Basic                             36,652             35,285             36,331             34,708
                  Diluted                         37,466             36,459             37,174             36,142

                                      * * *

                                                        August 31,
                                             -------------------------------
Condensed Balance Sheet                          2005               2004
                                             ------------       ------------

Cash                                           $   2,158          $   2,752
Accounts receivable, net                         131,879            135,579
Inventories                                      150,284            133,069
Other current assets                              42,895             21,503
                                             ------------       ------------
                  Current Assets                 327,216            292,903
Other assets, including goodwill
       and intangibles                            64,789             66,626
Deferred income taxes                             19,250             49,875
Intangible pension asset                          39,411             42,860
Net fixed assets                                  37,044             28,212
                                             ------------       ------------
                  Total                        $ 487,710          $ 480,476
                                             ============       ============

Accounts payable and accrued expenses          $  99,972          $  97,816
Total debt                                       117,246            132,497
Accrued pension liability                         26,617             44,272
Shareholders' equity                             243,875            205,891
                                             ------------       ------------

                  Total                        $ 487,710          $ 480,476
                                             ============       ============

Book value per share                               $6.58              $5.75
                                                   =====              =====


Selected cash flow data (year-to-date):

Capital expenditures                           $  13,023          $   3,243
Depreciation of fixed assets                        3,618              4,188
Amortization of intangible assets,
     long-lived assets and
     unearned employee benefits                    2,593              3,671


This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.

Certain prior year amounts have been reclassified to conform to the current year's presentation.